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Automatic Data Processing, Inc.

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William A. Ackman

Veronica M. Hagen

V. Paul Unruh

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CNBC’s Halftime Report with Scott Wapner

September 20, 2017

The Battle for ADP: Bill Ackman Live

Scott Wapner

Welcome to the Halftime Report, I’m Scott Wapner. We begin today with a CNBC exclusive. Bill Ackman live on his battle with ADP. The activist investor, here in-studio, to answer our questions on his latest target, a target that has, so far, said “No, thank you.” Bill, welcome back, it’s good to see you.

Bill Ackman	Thanks very much.

Mr. Wapner

I think the question many people have is “Why ADP?” A company whose stock has beaten the S&P 500 over the past five and ten years, along with its chief competitor, Paychex; a company that has a 40% return-on-equity, that’s more than double the S&P; little debt on its balance sheet; pays out 60% of its earnings through dividends; has bought back stock at what people think are attractive prices. This does not sound like a company that necessarily needs your help.

Mr. Ackman

It’s a great company and it’s a great business, and the stock has done well over a long period of time. But the issue for shareholders is not how well the company has done over the past, the issue is how well it’s gonna do in the future. And the bottom line is that ADP has massively underperformed its potential. You’re judged relative to your potential, not relative to the status quo. And this is a company that has huge opportunities to improve its profitability. It’s not an efficient business. And in fact, many of the things that you mention really explain the reason why the company’s underperformed. When you have no debt, when you have this really profitable business, when you have dominant market share, those are the companies that, over time, they get less efficient because they don’t have to be as efficient. And that lack of efficiency becomes an issue for the business going forward. It also becomes an issue in terms of the company’s effectiveness versus competitors. And this is a company that had almost no competitors for most of its 68-year history, and then the last, call it, decade, they’ve started to see real competition, which has really accelerated in the last five years.

Mr. Wapner	I mean, it’s easy to look at the stock performance and say, OK, five years ADP up more than 100%, Paychex 69, S&P 71.

Mr. Ackman	Those numbers are not correct.

Mr. Wapner	Ten-year, ADP up 166, S&P 65.

Mr. Ackman

Those numbers are not correct, and one of the things we’re going to point out in the presentation that we’re going to release tomorrow is that the company overstates their total shareholder return under the CEO’s track record. Well, how do they do that? Well they start, for example, the measuring period on the day after he started as CEO. Well, actually, if you started on the day before, the night before, which is the proper measuring period, your total return comes down by 17%. So there’s, they include in their total return the performance of a company called CDK that was spun-out of ADP. So ADP disposed of a business, that business is basically doubling its margins, the stock price doubled, they include that in ADP’s shareholder return, when actually that’s one of the issues we’d love to talk about. How have businesses done once ADP has disposed of them? The answer is they’ve done extremely well. You can’t as CEO take credit for the performance of a business you’ve spun-off, when it’s no longer under your management.

Mr. Wapner	You put out a video today along with a letter that you wrote to the company with a specific question that you’re asking them, and you say, and I’m quoting here, “Over the last decade, ADP has really lost its way.” It’s difficult to make that case, is it not, when I mention numbers like that?

Mr. Ackman	The answer is, it’s all about the business’s potential. This is a stock that has done well. And by the way, if you looked at the stock-price chart of IBM up until a period of time and you talked about their track record, you’d say wonderful things. I’m not saying ADP is IBM today, but it’s at risk of becoming IBM if they don’t take seriously the competitive threats they face and if they don’t run their businesses as efficiently as they can.

Mr. Wapner	So, critics say you don’t understand the business. CEO Carlos Rodriguez said you don’t know what you’re talking about. Those were his words. Lee Cooperman was on with me, says this is an incredibly high-touch business. He would know, he was on the board for almost 20 years.

Mr. Ackman	Maybe I should address both of those.

Mr. Wapner	Let’s listen to what Lee said specifically, and then you can address it directly.

Mr. Ackman	Of course.

Leon Cooperman (previously recorded video)

I know and respect Bill Ackman, so it’s difficult for me, but notwithstanding that, I consider his behavior to be, in this instance, somewhere between foolish, inappropriate and irresponsible. And I feel it’s my job to speak out.

Mr. Wapner	You guys have been in contact, you and Mr. Cooperman.

Mr. Ackman

So I actually haven’t spoken to him in the last few weeks and I think he’s a terrific guy, but I point out that he made those comments prior to our making our presentation. One of the things I said to Lee is, before you come out and go on CNBC and say you don’t like what we’re doing or whatever, at least listen to what we have to say. We made the same point to the board. We wanted to meet with the board and wanted to sit down with them, we wanted to work privately with them as we have with most of the companies that we’ve invested in over time, and they’ve forced us into a proxy contest, and that’s unfortunate. But the good news is, if you talk to, if Carlos is talking to a shareholder, which I’m sure he’s doing now—

Mr. Wapner	I’m sure he’s watching this interview as we speak.

Mr. Ackman

I’m sure he is, perhaps you’re right. I hope he is. What we’re hearing from shareholders is that they’re learning a lot about ADP. And I think no one today disputes we don’t know a lot about the company. We put out a very detailed presentation, 168-page detailed presentation about the business. If you just look at the analysts’ commentary about what they’ve said, they’re very supportive of the notion that there are very significant opportunities to improve operating margins. Sanford Bernstein came out with a recent report—

Mr. Wapner	I have it right in my hand.

Mr. Ackman

—Barclays yesterday, but if you talk to the analysts, if you listen to what the analysts have to say in response to our presentation, if you talk to the major shareholders of the company who’ve now started to do work on the business. One of the fascinating things about ADP, it was sort of the stock in your portfolio you didn’t worry about. It just went up, they met the earnings, they paid a big dividend, it bought back stock, you didn’t worry about it. So the portfolio manager didn’t assign a team of analysts to dig into it. What we did is we assigned a team to dig into it, and we spent six months looking at the business. We talked to many former employees of the company. And I think we’ve done a service in terms of educating the shareholder base about the business. And the more people look, the more they learn about an opportunity. And really the best, easiest way to understand that, and one of the things that resonates most with shareholders, is this spin-off transaction.

So, ADP, in September 2014, spun off a company called CDK, it was owned by ADP for 42 years. Under ADP’s ownership, it had 16% EBIT margins, operating margins. Within two years it had 26% margins when it was spun-off. If you put up a stock-price chart of CDK, this is what ADP missed out on. In three years the stock has doubled. And how is it that when it was run by ADP, all they could muster was 50 basis points of annual improvement, and then when it’s spun-off by ADP, it improved margins 70% in two years and they’re on their way to doubling margins in three years. That’s really what we’re talking about.

Mr. Wapner	The crux of your case is that they can improve their margins to be closer to what Paychex is achieving. That’s the bottom-line case.

Mr. Ackman

That’s 80% of the issue. Beyond that, we think they can be just a more effective company, we think they can be more effective with technology. Lee Cooperman, his point was right. Lee said, this is a very, very high-touch company. Answer is, it shouldn’t be. There are certain kinds of service that’s very valuable to your customers in this business. Right? They have valuable technical compliance and other advice that they’re giving customers about making tax filings. But you shouldn’t have to call ADP to change your password. You shouldn’t have to call ADP to understand how the product works. The product should be incredibly intuitive. And the competitors that have nipped away and are now seeing a real share on the national account side of ADP just have better products. And today, people don’t wanna call Amazon to help them use the website to order something. They want a completely intuitive, easy-to-use product. One of the biggest issues in terms for cost for ADP, is the products are not as easy as they should, there’s a lot of hand-holding and waiting on . . . If you think about the nature of the business, where you’re making a tax-filing or a payment for April 15, think about the staffing they have to put into the call center with the deluge of calls coming in last minute, to try to understand how to get something done. And what we’re talking about here is just making this a best-in-class company, and making it an efficient company, and making ADP the best company it can be.

Mr. Wapner	Don’t you risk what is the bread-and-butter of this company? That what Lee Cooperman says is high-touch, and that what makes ADP, in fact, what it is.

Mr. Ackman

Lee was on the board six years ago. As he told everyone, he sold his stock, probably sold his stock six years ago. And the world has changed dramatically in six years in terms of the competitive landscape of the company. Lee was right that this company was a processing company, that relied on tens of thousands of service people to deal with customers. That’s not a model that works today. You put up a chart of their offices around the country. They’ve got 130 offices, 10 million square feet of real estate. That’s a legacy of the old payroll business when people would drive their payroll tapes to pay their employees. The world is a different world today and ADP has to modernize.

Mr. Wapner

You mention this Bernstein report which I’m holding my hand. It’s not like they’re wholeheartedly in agreement with your idea that margins can go to this tremendously higher level. They say the right answer, that’s what they call it, the right answer falls somewhere in between what you say and what ADP thinks itself.

Mr. Ackman	That’s one analyst’s opinion.

Mr. Wapner	But you cited it.

Mr. Ackman

But here’s what I can tell you that’s quite simple. I think Lee’s analysis is an excellent analysis. We believe they can expand margins by 1200 basis points. Some analysts find that too high a number, or difficult to achieve. That’s fine. The bottom line is the company’s response to our presentation was to say, they’re gonna get margins up 100 to 200 basis points over the next three years. That’s an embarrassingly low number. It’s actually about 16 basis points lower per annum than they promised shareholders. The company has not, growth has slowed from 5, 6, 7%, and now, call it 3 1⁄2% in their core employer-services business. So, the business is not hitting on all cylinders, it’s not growing as quickly as it used to. And, let’s assume that we’re wrong, and you can’t expand margins by 1200 basis points, it’s only 600, you know what? That’s 600 basis points more than what management is attempting to achieve.

Mr. Wapner	Do you think you’d be in a different position with the company today, had you handled it differently from the outset? That’s one of the points that Mr. Cooperman was making.

Mr. Ackman	Mr. Cooperman was not in the room when I approached, or on the phone when I called the company.

Mr. Wapner	No, but I’m talking specifically about waiting, you waited until what essentially is the last minute to try and extend the nominating period.

Mr. Ackman

It’s not accurate. What the company said in their press release that they put out after our meeting with them was that I called the company, I said I wanted to fire the CEO, I wanted to take control of the board. I was gonna go on vacation for a month-and-a-half, and therefore I needed a 45-day extension. Now, I’ve been doing this a long time. It’s not my first activist rodeo, if you want to call it that. This is a good company, it’s got a great reputation. Carlos is someone that I have, certainly an acquaintance, we went to school at the same time, same place. That’s not how it went down. Now, all of that being said, I think that’s a sideshow.

Why does a company take that approach? The answer is, they hire activist defense advisors, and the advisors tell them, if you show any leg toward Ackman, if you show any indication that you’re supportive of his ideas, the stock is gonna turn over into the hands of event-driven investors, and it’s gonna become inevitable, you’re gonna lose the proxy contest. The stock went to 120, or 115-16, on the rumor of our involvement, and the company’s done everything they can to knock the stock down and say there’s no opportunity. Why are they doing this? Because they don’t want the stock to go into hands of shareholders who are gonna support us. And that’s not, maybe that’s a good short-term strategy for a proxy contest, it’s not the right thing to do for your shareholders.

And if you take a look at, we’ve had four examples, one of which we’re in the midst of now, but if you look at Canadian Pacific, look at Air Products, you look at Zoetis and you look at Chipotle, and these are four cases we’re working on operational improvement of the business, and those are the only four that we have taken that kind of initiative. In CP, we promised shareholders that we would increase margins by about 50%. The margins have doubled, the stock is up almost 5x from the unaffected price before we were there. Air Products, we told shareholders that margins could be increased by more than 50%, they’ve gone from 15 to 23%, the stock is up 90% under the leadership of Seifi Ghasemi. Zoetis, we believed there was a huge opportunity on the margin side, the stock has more than doubled. And then Chipotle, we were in it for a few months, they had an unfortunate novovirus incident, but we think that management is doing all the right things about improving efficiency in the business.

In three of those four cases, we’ve been welcomed by the management of the business and the board. We sat down with them, we shared our views, they liked what we had to say, and we were able to work very effectively with them. In the first case, CP, we got the same response we got from ADP. And you know what the fascinating thing is? They have the same advisor. It’s the second time that I’m aware of that we had Morgan Stanley as a defense advisor. One of the things, we have a slide actually we’re gonna put out later in the week. We compare what ADP is saying about our plan and about Pershing Square. It’s almost the identical words that Canadian Pacific’s board used to describe the risk in our plan, that we didn’t know anything about the business. These are all catchphrases that activist defense advisors, in particular Morgan Stanley use.

Mr. Wapner	But there seems to be, between you and the CEO, Mr. Rodriguez, an issue about how this whole thing got off to what you yourself have said is a bad start.

Mr. Ackman

Hold on for a second. What shareholders will tell you, is this is a complete sideshow. And by the way, I invited Carlos to the U.S. Open with me, he couldn’t go. We have a perfectly nice relationship. This is a lot of, I know that CNBC thrives on the kind of battle, this is not that kind of battle. The issue here is, how big is the margin opportunity at ADP? Management says there’s a 100 to 200 basis point opportunity of the next three years. We think that number is closer to 1200 basis points. And if I’m elected to the board of the company and get one out of ten seats, I’m gonna work with the other directors to make that happen. And that’s what this is about. It’s very simple. Do you want a major shareholder on the board, who’s got a $2.3 billion investment in the company with the third-largest investor in the company in terms of dollars committed to the company? And we intend to be a long-term investor in the business. Do you think it’s helpful to have that point of view in the room, where there’s someone who’s had a lot of experience at extracting cost and efficiency and making a business more effective? That’s what I’m gonna bring to the table, that’s the question for shareholders.

The further question is, if two other directors, who are putting up against two of the other directors on the board, and we say, look, we’ve got directors who’ve been on the board for 10 to 14 years. We have directors with fresh perspectives, experience in cost-efficiency, experience in going through these kinds of business transformations. Would they be additive to the board? And that’s a very simple question for shareholders to answer. And there’s no downside to putting us on the board of directors.

Mr. Wapner	You’re saying you can work with Rodriguez, who went on this network and called you a spoiled brat.

Mr. Ackman	Yes. My mother didn’t like that comment because she raised me not to be a spoiled brat.

Mr. Wapner	No, but I’m sure you didn’t, he must not have like it either.

Mr. Ackman

You know what? I’m a big boy. People called me much worse names. And Carlos and I have had a fine interaction ever since he made those comments. And one of the things I said, look, I’m a very direct person. So I was honest and perhaps honesty caused this thing to go off-track. I said, look, if the board really believes that there’s only 100 to 200 basis-point opportunity in margins over the next three years, and if Carlos believes that, it’s gonna be hard for this, you know be difficult, the answer is we have to get on the same page as what the opportunity is. But there’s no reason why he can’t be a very successful CEO here. But if he’s gonna say, hey, put a foot down on the pavement and, say, look, there’s no chance of this company— the board is basically saying that ADP is the best it can be and we can’t do any better. What we’re saying is, this company can do better. We’ve had a very good working experience working with the CEO of Zoetis. We had a superb working experience with other CEOs over the course of my career, and I think I could work extremely effectively with Carlos. And a lot of that bluster that you see is, again, PR advice from a defense advisor.

Mr. Wapner	Come on, you’ve had bluster of your own. In the opening letter you suggested that he needs to be replaced.

Mr. Ackman	That’s not correct. That’s not correct.

Mr. Wapner	Does he need to be replaced?

Mr. Ackman	There’s no such document.

Mr. Wapner	Does he need to be replaced?

Mr. Ackman

I don’t form a view about a management team until I have a chance to sit with that management team, talk about a business, see how they perform. The last thing I would do if I joined this board is raise my hand and say “Carlos has to go.” What we do and what I recommend to the board is, we get some outside advice, take a look at the organizational structure of the company, take a look at the cost-structure of the company, benchmark versus competitors, are there ways to make this business a more efficient business? If the CEO stubbornly refuses to go along with what the board believes should be done here, then the board, of which I’m one director, will make whatever decision is the right decision. The company has made this about control. With one seat on the board or even with three new directors on the board, two of which have no affiliation with us, this is not control. This is simply about fresh voices in the board room and a message from shareholders that we believe and shareholders believe there’s an opportunity, just like Ms. Ellis has to say, just like the Barclays analyst has to say, that there is a very significant opportunity to improve the margins of this business. 600 basis points is an enormous number for a company with a $50 billion market cap. That is a very, very large opportunity and that’s only half of what we say can be achieved.

Mr. Wapner	So you did meet with the full board.

Mr. Ackman	Yes.

Mr. Wapner	You made a settlement offer to the company and they rejected it.

Mr. Ackman

Let me tell you about the meeting with the full board, because there’s a huge difference between what you read in the press releases written by a PR firm that are probably not signed off by every director of the company, and what happens in the room. We sat down at a table of the Marriott not far from headquarters. It was a very small table. We had 15 people crowded around the table, it was a very intimate engagement. Everyone was friendly, everyone was thoughtful. We spent an hour walking through our presentation. There were periodic questions. They were good questions. I was very encouraged by the dynamic and it made me feel very, very comfortable with that, if I were to join this board, these are people that I could work very effectively with.

Then, of course, a few days later they put out a press release written by a PR firm that makes it sound like some very harsh battle. That’s about trying to put the company in a position where they win a vote, and advisors recommend that kind of behavior, and most boards have not had activists take large stakes, particularly of companies this size, and directors tend to defer to the advisors. So I blame all the noise—

Mr. Wapner	It sounds like you’re blaming everything on the advisors.

Mr. Ackman

I blame the noise on the advisors. I think there are a lot of very high-quality people on this board and I think that many of them add a lot of value and I think there were well-selected directors here. That said, there is no shareholder representative on the board. The board has not reached into their pockets and bought stock in the company. Our two nominees each spent $300,000 to buy stock in ADP and that’s more than the entire board has spent to buy stock in the company. So there is not a shareholder orientation on the board. And by putting on someone who’s spent $2.3 billion, and a meaningful portion of that is my own personal capital, so I have a lot of personal money at risk in this company. I do not take directors’ fees so I will be perfectly aligned with shareholders. I’m not there to collect fees. If I do well on my investment, the shareholders will do well on their investment.

Mr. Wapner	So your position’s 8%. Only 2% is in common stock.

Mr. Ackman	That’s correct.

Mr. Wapner	I want to play a soundbite what Rodriguez told Jim Cramer recently.

Mr. Ackman	Sure.

Carlos Rodriguez (previously recorded video)

I’m hoping he’s an 8% shareholder because, as you know, I’m not sure if it’s to conceal what the transactions were, but there were derivatives that were used, stock options and forward contracts, and I’m hoping that at this point, now that he doesn’t need to conceal his position anymore, that he’s converted his ownership into true stock ownership and not just a leveraged position using stock options.

Mr. Wapner	How do you respond to that?

Mr. Ackman

Sure, so number one, here’s our position, very simple. We own 2% of the company in common stock. If you throw out the rest of our investment, we’re the ninth largest shareholder of the company, so we’ve got a billion dollars or so invested in the common stock of the company. We own very deep-in-the-money stock options that have a term that goes out into late 2020 and early 2021 and those options are over-the-counter. They are extendable. They are unusual in that we actually receive a pass-through of the dividends on the meaningful percentage of the options that we own. And what that does, is it’s the economics— these are not speculative options. They’re struck at $55, $50 a share versus a stock that’s $107. These are options that give, in effect, it’s the equivalent of buying a stock with a 30% margin loan. But I don’t like margin loans because margin loans can force you out of a position. So it just gives us— now, by the way, the stock goes up a dollar, those options go up a dollar. The stock goes down a dollar, those options go down a dollar. We own the economics of 8.3% of the company, meaning if the company goes from being worth $50 billion to being worth $100 billion, we’re gonna make $8 billion. So it’s a big commitment to the company, and it makes us—

The other thing I point out is the vast majority, Carlos sold a bunch of stock in the run-up on our, the bounce on the rumor of our involvement. Most of his, almost the entire amount of his investment is in the form of stock options. Those options, he did not buy, he received them, of course. And they were struck at the money when he received them.

He owns a levered position of the company, which is a lot more levered than the one that we have. So the notion that the CEO would criticize us for the $2.3 billion we committed to the company, it doesn’t make a lot of sense. By the way, shareholders don’t care. What shareholders care about is, one, we’ve got a meaningful stake in the business and we intend to own that stake for a long period of time; two, the only way we’re gonna make money here is if the stock does well. This is not a liquid position. We’re planning to own this thing for four, five, six years. So it’s really not so much only about this proxy contest. We’re gonna be here for a long time.

Mr. Wapner	But beyond the money, doesn’t this hurt you in a proxy vote? You can only vote 2%—

Mr. Ackman	That’s correct. We can only vote 2%. And this is I think another important part.

Mr. Wapner	It hurts you, doesn’t it?

Mr. Ackman

No, on the margin you can say it does but, at the end of the day, we’re gonna end up on the board of the company if a majority of the shareholders support us. In some sense, the fact that we are, we’re not forcing ourselves onto the board by buying so much of the stock that we’re guaranteed to win, right? We’re putting ourselves in the hands of shareholders and we’re saying, look, we own 2% of the stock, in common stock, we don’t have the right to vote more than our position than that, and we want you to decide whether you want a major shareholder on the board, whether you want two independent directors with great business track records, a lot of board experience, recent and relevant experience about business transformation. One of our candidates is on the board of Symantec, he’s chair of the audit committee. He was on a committee of that board where they did precisely this. They went and took a look at, what is the opportunity to improve the efficiency of our business. They hired outside consultants and, with board oversight, management executed the plan. Paul is one of those members of the committee, and they extracted $600 million worth of costs out of Symantec to the benefit of those shareholders.

We want to do precisely the same thing here. We felt the fact that Paul just came from a process like that would be very helpful in working with the board here.

Mr. Wapner

I’ve watched the video that you put out today, a two-minute video I referenced earlier, where you speak directly to the retail investor, which is unique in and of itself. A lot of times these proxy votes come down to the index funds. You speak directly to the retail investor. Why?

Mr. Ackman

So number one, the retail investor almost always gets ignored in proxy contests. And part of that is retail investors very often throw out these mailers when they come in the mail. And that’s unfortunate because in retail, shareholders think, look, I own 100 shares, how is it gonna matter? Well actually, if you think about retail investors here as one conglomerate group of shareholders, they’re the big shareholder by far. The retail community owns 28% of this company. That’s a major voting bloc. And so, we’re gonna reach out to that community. We’re doing that with a series of videos. We’re gonna host, I think the first ever webcast conference-call for retail investors. We’re gonna do it at 8 p.m. at night. We’re gonna do it so that people, after they come home, have a nice dinner, at least on the east coast work is hopefully over, and they can come on and they’re gonna ask us questions about what we plan to do. And our goal is to explain what we have in mind to the retail investor. And I think the retail investors don’t like corporate waste. They probably don’t like corporate waste, certainly as much as institutional investors, but probably more.

Mr. Wapner

You wanted to address the fact that ADP and Rodriguez himself have taken shots at your performance. They’ve done it a couple of times. Do you think your performance over the last couple of years hurts you in this instance?

Mr. Ackman

Here are the facts. So, there’s a group called 13D Monitor, he’s been on your show, I think Ken Squire’s certainly been on CNBC. They track all the activists. They’ve looked at all of our activist campaigns. 146% average returns on our activist campaigns, S&P 16 or 17% over the same period. That’s number one. You look at our track record from January 2004, when forming the firm, to the present. Look at ADP’s return from January 2004 to the present. ADP is up approximately 300% over that period, although including the rise as partially as a result of us. Pershing Square over the same period is up over 500%.

Mr. Wapner	They knock your total shareholder return.

Mr. Ackman

You can certainly, we took a major loss, as you’re well aware of. What started out as a passive investment in Valeant Pharmaceuticals, disastrous investment, we own that mistake, that’s part of our track record. But even with Valeant, which is included in our 146% average return on investment, we have a superb track record as an activist. Now, what shareholders are focused on, frankly, they’re not so much focused on Pershing Square, they’re not investors in Pershing Square. What they’re looking at is, are we right or wrong? One of the things we did today is we put out a question for ADP. We’ve had to do a lot of work to try to figure out the segment margins of the employer-services business. So there’s a small-business segment, there’s kind of called a medium-business segment, there’s a large-business segment, there’s international. The company does not break-out the margins. We said, look, let’s put this to rest. What are the margins of each of the various segments and let’s compare those margins to those of competitors. And we’ve asked the question. And maybe we asked too many questions in our first presentation, so we’re just gonna ask one. Every shareholder wants to know the answer to that question. The fact that the company’s been unwilling to answer the question as to what their margins are by segment tells you something.

Mr. Wapner	And this is something you sent out, I have it right here in front of me, you sent this out this morning at 9:30 in the morning. And you’re still waiting for the answer to that question.

Mr. Ackman	I haven’t got an answer, you should give them a call.

Mr. Wapner

If only, though, it was that easy with shareholders. You say that the shareholders, they don’t care, but do you think that your performance over the last couple of years, the most recent performance that you have—

Mr. Ackman	It’s all about value.

Mr. Wapner	—makes it more difficult to make your case, that some of those investors who think you may be right with ADP, can’t get past that other part of your story.

Mr. Ackman

The company will try to, look at how the companies approach this. We’ve made a number of very important points. We said you’re vastly underperforming your potential. Look at revenue per employee. It’s irrefutable. ADP revenue per employee, $162,000. The average competitor, $224,000, 28% less. Explain. Your gross margins are 60%, your average competitor’s gross margins are 74%. Paychex: 25% percent of employer services, the core business of ADP, completes directly with Paychex, they have a product called “Run” which competes with a Paychex product. What are your margins in that business? Carlos says on TV, they’re about the same as Paychex. Well Paychex has 41% margins in that business. If ADP had 41% margins in that business, it would mean that the rest of employer services has 12% margins, which is a disastrously low number. So look, I want to work with Carlos, I want to work with the board, I want to get beyond the proxy contest, that was our goal from the very beginning. There’s always a little bit of emotion. Look, raising with a CEO that, in some cases we work with management, other cases, the CEO doesn’t want to pursue the opportunities, he’s not up to the challenge, we’ve made changes. Obviously, people react emotionally to that, I totally get it. But one of the things I encourage Carlos to do and one of the things I encourage the chairman to do, talk to the CEOs of companies where I’m on the board. Ask what it’s like having me as a director. And universally you will hear that I am thoughtful, that I don’t take over the room, that I listen to other points of view, that I’m not constantly calling the CEO. It’s very rare for me to pick up the phone and call the CEO of a company we’re an investor in. I wait for them to call when they have something where I can be helpful. And that’s been my approach as a director and if only the chairman of this company had made a few more calls about what I’m like as a director, I think this would be a lot more straightforward.

But for shareholders, this is about, what is the opportunity to make this company the best it can be. And I think by adding an independent voice in the room, someone who’s made a $2.3 billion investment in the company, committed to be a long-term investor in this business, I don’t see how anyone loses. We’re not controlling the board, I’m 10% of the votes. It reminds me of Nelson. Look at Proctor & Gamble, they’re spending $100 million or whatever the number is, trying to keep the guy off the board. I guess my advice is, the harder a company fights to keep someone off the board, the more desperately that board, in the case of P&G and in the case of ADP, needs some independent voices in the room.

Mr. Wapner

As you were telling that story I was thinking to myself some of the same things that Nelson Peltz, who was on this network yesterday morning, is trying to convince Proctor & Gamble of, that he’s not a disruptive force. I want to take a quick break. We’ll come back. You’ve made your case. We do have an investor on our panel today in ADP. We’ll find out what he thinks about the case that Bill Ackman has made for ADP. Much more with Bill Ackman, next.

*        *        *

Mr. Wapner

Welcome back to the Halftime Report, Bill Ackman still with us. We also have Jim Lebenthal joining us today along with Steve Weiss, Sarat Sethi, John Najarian. Sarat, I’m gonna start with you. Bill, you made your case directly to an ADP shareholder today. Which side are you voting on?

Mr. Ackman	Vote the gold proxy card.

Sarat Sethi

So my question, all the things you’ve laid out are accurate. When they take money now, if say they go and say we want to grow margins, how much will, in the short term, impact their ability to grow the business? Because as you know, their stock options all are dependent on the stock price. So if they’re more short-term thinking, do you think that affects what they’re thinking now, or is this longer-term?

Mr. Ackman

The answer is, this is, I think CDK is a very easy story. This is not about the stock takes a dive and then three, four, five years from now the stock goes up. Look at CDK, they implemented basic blocking and tackling on how to make a business more efficient, how to make it more effective, getting customers off the old versions, being thoughtful about their real-estate footprint. CDK is kind of a microcosm of ADP. Maybe they can put up a stock-price chart of CDK.

Steve Weiss	I think CDK was, it was a great asset that was just mismanaged.

Mr. Ackman	Where’s the stock-price chart, you’re not giving me a stock-price chart.

Mr. Wapner	We’ll get it out, it’s coming. It’s coming up.

Mr. Ackman

In real time. Anyway the point is it’s basically a straight line up. Because as you make margin improvement your profits go up, and if you keep the same dividend distribution policy, your dividend goes up at a faster rate.

Mr. Wapner	So now we have it up there as you’re talking. It’s up 100% in three years.

Mr. Ackman

That’s not bad. It’s not like that business all of a sudden became a much better business. The business didn’t change at all. The management didn’t change for the first two years of that turnaround. What changed is they took a different approach to what they could extract in terms of margins. When the company was owned by ADP for 42 years, they said we can do 50 basis points per annum of margin improvement. As soon as it was owned by the public and it was no longer controlled by this board or this management team, they magically found an opportunity to increase margins 70% in two years. 70%, these are incredible numbers.

Mr. Weiss	And that business is basically a duopoly, so it was a great opportunity, the CDK business.

Mr. Ackman	Look, it was too small for us, I missed it, but here’s another interesting thing. So CDK’s such a good test case because a guy that used to work for me, Scott Ferguson, bought 10% of the company—

Mr. Weiss	We were invested with Scott.

Mr. Ackman

OK, so that’s a good way for you to participate. And Scott sat down with them and said, hey there’s a big opportunity here, again I wasn’t in the room. My guess is he made a presentation not dissimilar to the one he made publicly. And the board said, hey this is kind of interesting. Keep quiet, watch what we can do. And we would have been delighted to take the same approach here. And look at what’s happened. What’s happened to ADP is, they say, look we can’t do anything more. This is as good as it’s gonna get, we’re gonna give you 50 basis points per annum of margin, maybe 75, but that’s it.

Mr. Wapner

So as you sit there, you referenced Nelson and P&G, a company that you were so closely involved with some years ago, were instrumental in the change of the CEO, in fact. Is this déjà vu all over again, to quote Yogi Berra, as you sit here and watch this?

Mr. Ackman

Look, there are a lot of big, proud companies, and I think P&G is one of the great, big, proud companies. And they are sort of, they almost treat a Nelson Peltz like a virus. They’re fighting Nelson. The notion that this company’s going to spend $100 million. If you show up at this company, how do you feel about them spending $100 million making it harder for Nelson to get on the board. Just let shareholders decide. What’s the downside to putting on a director who’s gonna be, in my case, one of ten, in Nelson’s case, one of twelve. You want opposing, look, I have my own advisory board, I had my own advisory board meeting yesterday. You don’t put an advisory board of people who are just gonna tell you stuff you already know. One, people in the room are gonna challenge you. You really should be long that, should you really should be short that. What are your thoughts, what are your ideas? That’s helpful to me, right? Another thing that’s helpful to a CEO is to have a guy in the room saying, you know what? I know we did things a certain way for the last 68 years, but is it worth taking a fresh look at our approach to costs? It is worth rethinking our organizational structure. Instead of it being, we have separate silos for small customers and a completely separate business unit for medium-size customers. If you look at the ADP campus, they have like, big office buildings spread around the country for each of these different divisions. Is that the right way for this company to be organized, or is there a smarter way?

Jim Lebenthal	Bill, I take what you’re saying as gospel, I’m not inclined to argue against you. So let’s use the 1200 basis points of margin and I want to push back—

Mr. Wapner	You talking about ADP?

Mr. Lebenthal

Yeah, at ADP, I’m sorry I went back to ADP. I want to push back just as a devil’s advocate here. Let’s say I’m looking at the last year’s report, June 30, they earned $3.87. So let’s say you get that 1200 basis points of pickup on margin, and maybe that goes to $5.50, maybe even $6, and I’m sorry I don’t have your presentation in front of me, I’m sure you’ve laid out the numbers. My question to you, we’re all in the markets, right, and we think about where should the stock trade. Today it’s at about 25 times a forward-earnings multiple, so maybe that comes down into the high teens. My question to you, if you’re my investor, if you’re my advisor, from a high teens multiple, after you’ve made your changes, do you really think the stock price is going to appreciate from there? It’s not a question of whether you’re right—

Mr. Ackman	I understand.

Mr. Lebenthal	—it’s a question of how the market responds to it.

Mr. Ackman	So we think this business becomes a more valuable business and gets a higher multiple three years out, and here’s why: Growth is slowing right now. Why is growth slowing?

Mr. Wapner	Here’s some light reading for you.

Mr. Ackman

Their employer-services business growth is slowing. It’s down to 3 1⁄2%, actually 2 to 3% projected for 2018. Why is growth slowing? One of the reasons is they’re losing market share in the national account part of the business. Where we were very critical of ADP in our original presentation was how they’re doing versus the Workdays of the world versus the Ultimates of the world. And when you have a decent-sized part of the business, now down to about 15% of the overall company, where they are losing share. Again, they don’t disclose, they don’t break out the segments, so we can’t give you precision on the numbers, that slows the growth.

We have a solution, an idea, for how to fix this national-account business. I’ll talk about it for the first time, we haven’t talked about it with investors yet. ADP’s been working on a replacement product for what they call their original Vantage product, which has not gotten a lot of success with customers. There’s a company called Ceridian. We know it well. We bought 15% of Ceridian. We owned it. We ran a proxy contest to get on the board, so we got in a battle back then. They chose to sell the company, sold it to T.H. Lee, they sold it to T.H. Lee ten years ago. T.H. Lee still owns the company, still controls the company. Ceridian was like a mini-ADP, kind of an old-fashioned payroll-processing company. But they did something very smart. They merged with basically a very successful startup called Dayforce, and Dayforce had a cloud-based, really best-in-class national-account product, and a time-and-attendance product. And one of the interesting things is, since T.H. Lee has owned it for ten years, it’s now in the end of the life for the fund, apparently they’re gonna take it public some time next year. ADP could acquire that business. Why is that interesting? One, we think it would, overnight, solve their national-account problem, because Dayforce is considered a best-in-class product. Two, their huge synergies. Dayforce also has a superb time-and-attendance product. ADP private-labels their time-and-attendance product and pays something like $150 to 200 million to a private company called Kronos. They could turn that off tomorrow and replace it with Dayforce. Ceridian has $3.5 billion of float. Because it’s a small company they’re not able to manage the float as well as ADP manages the float. So there’s a pickup on float, there’s a savings with respect to Kronos, you have product that has gotten huge traction, it’s winning business away from ADP. BlackRock, one of

ADP’s biggest shareholder, left ADP and went to the Dayforce product. What better measure do you have that they’ve got a weakness in that part of the business? They could solve it overnight. And if I’m T.H. Lee I would much rather do a transaction with ADP, get cash, be done, than take it public and drivel it out over the next whatever number of years.

So these are the kinds of ideas that if we were on the board of directors, we would encourage the board and management to explore, and the shareholders would have the benefit of a shareholder in the room saying, you know what, you’re paying too much, or, this makes sense. But that something, that’s an outside-the-box thing for ADP to do. They’ve never made a quote-unquote “major acquisition” like that. It might be a very efficient way to solve a problem and we think that’s an interesting thought.

Mr. Wapner	We know that you have to get going. We appreciate you being here.

Mr. Ackman	You’ve heard enough from me on ADP, is that why you’re throwing me out, Scott?

Mr. Wapner	You’re the one who said you had to catch a train outta here.

Mr. Ackman	I do have a train to make, that’s true.

Mr. Wapner	Have you tried the queso at CMG?

Mr. Ackman	No, I wanted to because I thought you were gonna ask me that.

Mr. Wapner	It’s getting crushed on Twitter, by the way.

Mr. Ackman

You know, I’m beginning to believe that Twitter is filled with a bunch of Chipotle short-sellers, because I watched on TV yesterday, right here on CNBC, you had a little taste test. So the answer is, people like it in the office. It is not, it doesn’t have the chemical, filled with chemicals that the normal queso does. It was quite an engineering exercise to get this thing done with natural ingredients. People like it. I’m gonna try it. We’re on the board, I can’t tell you what the results are on a store-by-store basis, but I’m hoping people are going to be pleasantly surprised.

Mr. Wapner	Are you still a believer in its stock?

Mr. Ackman

We’re a big believer. And by the way, I’m talking about a good, Chipotle is a great company. We think management’s doing an excellent job. We think there were some weaknesses and some missing components to the management team, and the company’s been filling out those elements. They’re very responsive. They want this thing to be an enormous success. I think the stock is, you know we paid $405 a share, today it’s $310, $305, we think it’s extremely cheap. The stock went from $500 to $300 on a novovirus incident in one store. I think people should take a look at that one.

Mr. Wapner	Thanks for being here again.

Mr. Ackman	Next time I come on I will have a careful review of the queso.

Mr. Wapner	Well you can grab some on your way to the train, you can try it on the tracks. We’ll see you again soon.

Mr. Ackman	Thank you.

Mr. Wapner	Bill Ackman joining us today exclusive on CNBC.